                                                                    Exhibit 99.1

[HORIZON LOGO]

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  January 21, 2005
FOR IMMEDIATE RELEASE

               HORIZON BANCORP ANNOUNCES RECORD EARNINGS FOR 2004

Michigan City, Indiana (January 21, 2005) - Horizon Bancorp today announced its unaudited financial results for the year ended December 31, 2004. Net income was $6.935 million or $2.22 per fully diluted share. This compares to $6.534 million or $2.10 per fully diluted share for the prior year. This represents a 6.1% increase in net income over the prior year and a new record level of annual net income for the Company. For the quarter ending December 31, 2004, net income was $1.852 million or $.59 per fully diluted share. This compares to net income of $1.007 million or $.32 per fully diluted share for the same quarter of the prior year.

Craig M. Dwight, President and Chief Executive Officer, stated, "We are pleased with our record financial performance in 2004 and are proud of our ability to diversify Horizon's revenue streams. During the year Horizon successfully reduced our dependency on mortgage revenue. This was accomplished by focusing our efforts on commercial and consumer loans, which experienced impressive growth of 34% and 40% respectively since December 31, 2003. This growth has more than offset the decline in mortgage loan volume. In addition to loan growth, Horizon was able to increase deposit market share in all markets served. We attribute our success and growth to our expansion into new markets, recruitment of experienced lenders in existing markets, retention of seasoned bankers in our core markets and our philosophy of providing exceptional service and sensible advice to all customers."

Net interest income for the year ended December 31, 2004 was $25.422 million, an increase of $1.271 million or 5.3% over the prior year. This increase resulted primarily from an increase in average earning assets for the year of $65 million. Partially offsetting this was a decline in the net interest margin of 15 basis points. For the year, much of the increase in average earning assets resulted from additional investment securities, which carry a lower yield and therefore caused some shrinkage in the net interest margin.

Non-interest income decreased $472 thousand from 2003. A reduction in the gain on sale of loans caused by anticipated lower residential mortgage loan volume is the primary cause for the decline in non-interest income. During 2004 the total volume of residential mortgage loans sold was $106 million, a reduction of $79 million or 43% from 2003. During 2003, losses of $510 thousand were recognized on the sale of securities. There were no security sales during 2004.

Non-interest expense increased $900 thousand or 3.6% from 2003. This increase relates primarily to additional human resource costs to support Horizon's expansion in new and existing markets throughout northern Indiana and southwest Michigan. An increase in health insurance costs was also a primary cause for the increase in non-interest expense.

                                    - MORE -

Pg. 2 Cont. Horizon Announces Record Earnings

Net income for the fourth quarter of 2004 increased from the same quarter of the previous year due in part to an increase in earning assets. Average earning assets increased to $840 million in the fourth quarter of 2004 compared to $710 million for the same quarter of the prior year. This is an increase of $130 million or 18%. The majority of the increase came in commercial and consumer loans.

On December 31, 2004, Horizon's total assets were $914 million, compared to $757 million on December 31, 2003. Total net loans were $557 million at December 31, 2004 compared to $441 million at December 31, 2003. Consumer and commercial loans were the primary drivers of this growth. Consumer loans increased over $40 million to $143 million at year-end, and commercial loans increased over $50 million to $204 million at December 31, 2004. Mortgage warehouse loans totaled $128 million at December 31, 2004 compared to $126 million at December 31, 2003. However, due to the slow down in residential mortgage activity, the annual average balance for this category declined from $226 million in 2003 to $134 million in 2004.

Horizon's allowance for loan losses at December 31, 2004 was $7.2 million, or 1.28% of gross loans, compared to $6.9 million or 1.54% at December 31, 2003. Non-performing assets at December 31, 2004 were $1.4 million, or 0.24% of gross loans, compared to $1.9 million or .42% at December 31, 2003. The reduction occurred primarily in residential real estate loans. Asset quality results are a testimonial to Horizon's commitment to asset quality.

Total deposits were $612 million at December 31, 2004, an increase of $66 million from December 31, 2003. Core deposits increased to $409 million at December 31, 2004, from $396 million at December 31, 2003. The growth in core deposits came primarily in NOW accounts and certificates of deposit.

Book value per common share at December 31, 2004 increased to $16.56 compared to $15.48 at December 31, 2003. This increase in stockholders' equity is primarily the result of net income, net of dividends declared, a decrease in the market value of investment securities available-for-sale, the exercise of stock options and the amortization of unearned compensation.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

      Contact:   Horizon Bancorp
                 James H. Foglesong
                 Chief Financial Officer
                 (219) 873 - 2608
                 Fax: (219) 874-9280

                                      # # #

                                 HORIZON BANCORP
                 (in thousands except per share data and ratios)


                                                          At               At
                                                      December 31,    December 31,
                                                         2004            2003
                                                       ---------       ---------
SELECTED FINANCIAL DATA:
Total assets                                           $ 913,813       $ 757,443
Cash and cash equivalents                                 18,254          45,464
Investment securities available for sale                 281,282         215,695
Loans held for sale                                        3,836           8,213
Commercial                                               203,966         152,362
Mortgage warehouse                                       127,992         126,056
Real estate                                               89,139          67,428
Installment                                              142,945         101,872
Allowance for loan losses                                 (7,193)         (6,909)
                                                       ---------       ---------
Loans, net                                               556,849         440,809
Deposits                                                 612,217         546,168
Total borrowings                                         243,985         158,585
Total equity                                              50,432          46,223

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                    13.48%          15.22%
  Tier 1 capital to risk weighted assets                   12.23%          13.97%
  Tier 1 capital to average assets                          7.73%           7.90%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                        0.24%           0.42%
  Allowance for loan losses to nonperforming loans        529.73%         367.11%
  Allowance for loan losses to total loans                  1.28%           1.54%

                                 HORIZON BANCORP
                 (in thousands except per share data and ratios)

                                                          Three Months Ended               Year ended
                                                              December 31,                 December 31,
                                                        -----------------------       ----------------------
                                                          2004           2003           2004          2003
                                                        --------       --------       --------      --------
SELECTED OPERATING DATA:
Total interest income                                   $ 11,770       $ 10,019       $ 42,988      $ 41,543
Total interest expense                                     4,850          4,344         17,566        17,392
                                                        --------       --------       --------      --------
Net interest income                                        6,920          5,675         25,422        24,151
Provision for loan losses                                    309            300            990         1,350
                                                        --------       --------       --------      --------
Net interest income after provision for loan losses        6,611          5,375         24,432        22,801
                                                        --------       --------       --------      --------

Non-interest income:
  Service charges on deposit accounts                        780            814          3,088         3,161
  Fiduciary activities                                       764            614          1,930         2,411
  Gain on sale of loans                                      413            516          2,126         3,843
  Loss on sale of securities                                               (236)                        (510)
  Other non-interest income                                  686            758          2,761         2,235
                                                        --------       --------       --------      --------
Total non-interest income                                  2,643          2,466         10,669        11,140
                                                        --------       --------       --------      --------
Non-interest expense:
  Salaries and employee benefits                           3,929          3,582         14,767        13,948
  Other non-interest expense                               2,746          2,944         10,905        10,823
                                                        --------       --------       --------      --------
Total non-interest expense                                 6,675          6,526         25,672        24,771
                                                        --------       --------       --------      --------

Net income before taxes                                    2,579          1,315          9,429         9,170
Income tax expense                                           727            308          2,494         2,636
                                                        --------       --------       --------      --------
Net income                                              $  1,852       $  1,007       $  6,935      $  6,534
                                                        ========       ========       ========      ========

PERFORMANCE RATIOS:

Diluted earnings per share                              $   0.59       $   0.32       $   2.22      $   2.10
Return on average equity                                   14.53%          8.78%         14.35%        14.65%
Net interest margin                                         3.31%          3.27%          3.35%         3.50%